GOLDEN PATRIOT, CORP.

1979 Marcus Avenue, Suite 210

Lake Success, New York 11042

December 7, 2006

Trading Symbols:

GPTC--OTCBB

GPU-- Frankfurt Stock Exchange

Uranium Samples Sent for Testing on Past Producing Uranium Prospect

Golden Patriot, Corp. ("Golden Patriot") (OTCBB: GPTC) (Frankfurt Stock Exchange: GPU) is extremely pleased to announce that the samples taken from Phase I, of the successfully completed drill program on the past producing Lucky Boy Uranium Prospect in Arizona, have now been shipped from Jacob Laboratories to IPL Labs for final testing.  Over 650 samples were prepared averaging more than 6 pound per sample for over 4,000 pound of samples that were separated, bagged and tagged for shipment to IPL Labs.  Assaying should be completed shortly.

Golden Patriot recently announced that due to positive indicators received from drilling to date on the past producing Lucky Boy Uranium Prospect, Golden Patriot has exercised its option to acquire a 60% interest in the prospect.  Golden Patriot has the right to acquire a further 40% interest, subject to certain terms and conditions including a royalty (for complete information on the terms of this agreement please refer to Golden Patriot’s Annual Report filed on Form 10-KSB with the Securities and Exchange Commission on August 15, 2005).

Mr. Brad Rudman, President of Golden Patriot stated, “Management is very excited about the events about to unfold with the company.  We have now shipped the samples from our successfully completed drill program on our past producing uranium prospect and now have exercised our option on this prospect based on the information gathered to date.  We are now formulating a plan for the next phase of drilling and are looking at what additional infrastructure will be needed in order to potentially develop out the prospect.  Uranium continues to climb and is now at $63 per pound. This would be a very opportune time to bring this past producing mine back into production.”

Golden Patriot also entered into an option agreement, which has now received regulatory approval, to option 50% of its Debut Gold Property in Elko, Nevada.  Terms of the option agreement call for exploration expenditures of $1,000,000 CDN by the optionee, which must be fully received before the option may be exercised, and the optionee must make 100% of all property payments over a period of 10 years.   A work program is being developed and is expected to commence in the first quarter of 2007.

Golden Patriot is a junior exploration company that has active interests in both uranium and gold prospects.  To receive timely updates and information on any future developments as they occur please email us at info@goldenpatriotcorp.com.

Contact: Brad Rudman

Tel: 516-343-6990

www.goldenpatriotcorp.com

Disclaimer: This announcement may contain forward-looking statements which involve risks and uncertainties that include, among others, limited operating history, limited access to operating capital, factors detailed in the accuracy of geological and geophysical results including drilling and assay reports; the ability to close the acquisition of mineral exploration properties, and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. More information is included in Golden Patriot, Corp. filings with the Securities and Exchange Commission, and may be accessed through the SEC's web site at http://www.sec.gov.